Exhibit 14

BUSINESS STANDARDS AND CODE OF CONDUCT OF
WILLIAMS CONTROLS, INC.

INTRODUCTION AND BUSINESS STANDARDS

The successful operation and reputation of Williams Controls, Inc. (the “Company”) is built upon the principles of fair dealing and ethical conduct of all of the Company’s employees. The Company’s reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations and the Company expects you to perform with that in mind and will not tolerate any illegal, dishonest or unethical conduct.

The Company depends on its customers’ trust and is dedicated to preserving that. You have a responsibility to act in a way that will merit their continued trust as well as that of the public.

In general, the use of good judgment, based on common sense and high ethical principles, will guide you with respect to acceptable conduct. The Company expects each employee, officer, and director to read and understand these Business Standards and Code of Conduct (the “Code”) and its application to the performance of his or her responsibilities. This Code cannot possibly describe every practice or principle related to honest and ethical conduct. The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact. In complying with the Code, you should consider not only your own conduct, but also that of your immediate family members, and any persons who live in your household.

Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, up to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.

PROPRIETARY AND GENERAL BUSINESS INFORMATION

Employees are expected to keep confidential and not make unauthorized use or disclosure of any confidential information generated or otherwise acquired during the course of your employment or affiliation with the Company. That includes information regarding the financial performance, business planning and research, manufacturing processes or trade secrets of the Company. Further, you are prohibited from revealing supply sources, customer information, marketing plans or contemplated business plans of the Company. These provisions apply both during and after your employment or affiliation with the Company.

Additionally, you may not remove from the Company’s premises any drawings, writings, prints, documents or anything containing, embodying, or disclosing confidential or proprietary information or any of the Company’s trade secrets unless express written permission is given by the Company’s management.

CUSTOMER AND SUPPLIER DEALINGS

No employee or affiliate of the Company may:

1.
Accept personal gifts in excess of $50 from customers, suppliers or any entity affiliated with the Company without the advance approval of a Company executive. Discuss the gift with your supervisor or a manager if your there is any question about the value.

2.
Seek, accept, offer, or provide, directly or indirectly, loans (except with banks or other financial institutions) services, kickbacks, payments, excessive entertainment and travel or vacation and pleasure trips from customers, suppliers, or any entity affiliate of the Company without the advance approval of a company executive.

LEGAL COMPLIANCE

Employees are required to comply with all applicable governmental laws, rules, and regulations, both in letter and spirit. It is therefore essential that you understand the legal and regulatory requirements applicable to your area of responsibility. While the Company does not expect you to memorize every detail of these laws, rules, and regulations, you are expected to report and seek guidance from your supervisor or a manager. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or manager. Disregard of the law will not be tolerated, and violation of domestic or foreign laws, rules, and regulations may subject you, as well as the Company, to civil and/or criminal penalties.

The Company requires that all of its employees serve and carry out their assignments and responsibilities by honest and legal means. Employees are forbidden to engage in any practices or transactions for, on behalf of, or as an agent of the Company which are dishonest or which violate federal, state, or local law.

CONFLICTS OF INTEREST

The Company requires from its employees complete and undivided loyalty to its interests. Engaging in activities or maintaining interests which are inconsistent with or opposed to the legitimate best interest of the Company is prohibited.

Employees are expected to disclose their existing and contemplated significant financial interests or those of family members in organizations with which the Company does business and which could involve conflicts of interest. Such disclosures are to be made to each employee's immediate supervisor and are to be reviewed by the Company’s Chief Financial Officer.

Conflicts of interest are prohibited unless specifically authorized as described below. If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you should first discuss the matter with your supervisor or an officer of the Company. Supervisors may not authorize conflict of interest matters without first seeking the approval of the Chief Financial Officer and filing with the Chief Financial Officer a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Financial Officer. Executive officers and directors should seek authorization from the Audit Committee of the Company’s Board of Directors.

Whether or not a conflict of interest exists or will exist can be unclear. Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	whether it may interfere with the employee’s job performance, responsibilities, or morale;

•	whether it may interfere with the job performance, responsibilities, or morale of others within the Company;

•	any potential adverse or beneficial impact on the Company’s business;

•	any potential adverse or beneficial impact on our relationships with the Company’s customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of the Company’s customers, suppliers, or other service providers; and

•	the extent to which it would appear improper to an outside observer.

While it is not practical to specify every action by an employee that might create a conflict of interest, the following are common examples of situations involving a conflict of interest:

1.
An employee or member of his/her immediate family having any interest, direct or indirect, in any organization which has business dealings with the Company or any affiliate, except when such interest comprises securities in widely held corporations and traded regularly in recognized security markets, and such interest is not in excess of 1% of the outstanding stock or other securities of such corporation, or except when such interest has been fully disclosed to the Chief Financial Officer of the Company for a determination as to the substantiality of such interest and the propriety of retaining it;

2.
Serving as an officer, director, employee or consultant of a company or organization in competition with the Company, suppliers, or an entity actively seeking to do business with the Company. Exceptions must be agreed to by the Company’s Chief Financial Officer;

3.	Use (without proper authorization) of any confidential information which might be prejudicial to the interest of the Company or to any affiliate;

4.	Misappropriation of Company personnel or assets; or

5.	Soliciting or accepting gifts, favors, loans, or preferential treatment from any person or entity that does business with the Company or seeks to do business with the Company.

CORPORATE OPPORTUNITIES

Employees are prohibited from taking for themselves, personally or for their family members, opportunities that are discovered through the use of Company property, information, or position, unless the Company has expressly declined in writing to pursue the opportunity. Employees may not use corporate property, information, or position for personal gain, or to compete with the Company directly or indirectly. Each employee owes a duty to the Company to advance the Company’s legitimate interests whenever the opportunity to do so arises. Employees may not appropriate to themselves or to another person or organization the benefit of any business venture, opportunity, or potential opportunity about which such employee learns or develops in the course of employment by the Company, and which is related to any current or prospective Company business.

FAIR DEALING

Each employee should endeavor to deal fairly with the Company’s suppliers, competitors, and other persons with whom the Company does business. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees are expected to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s business. The Company’s property, such as office supplies, automobiles, computer equipment, phones, and offices are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Employees should be mindful of the fact that the Company retains the right to access, review, monitor, and disclose any information transmitted, received, or stored using the Company’s electronic equipment, with or without an employee’s or third party’s knowledge, consent, or approval. Any misuse or suspected misuse of the Company’s assets must be immediately reported to your supervisor or the Ethics Compliance Officer. Also, all employees are expected to participate in the Company’s reasonable security efforts.

PUBLIC REPORTING AND COMMUNICATIONS

It is the Company’s policy to provide full, fair, accurate, timely, and understandable disclosure in all reports and documents that the Company files with, or submit to, the Securities and Exchange Commission (“SEC”) and stock exchanges, and in all other public communications made by the Company. Only designated officers of the Company may make any disclosures to the public or to the SEC or stock exchanges.

MAINTENANCE OF CORPORATE RECORDS AND ACCOUNTS AND FINANCIAL INTEGRITY

The integrity of the Company’s records and public disclosure depends on the validity, accuracy, and completeness of the information supporting the entries to the Company’s books of account. Therefore, the Company’s corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. The Company’s books, records and accounts must accurately and fairly reflect, in reasonable detail, the Company’s assets, liabilities, revenues, costs, and expenses, as well as all transactions and changes in assets and liabilities. The Company requires that:

•
no entry be made in the Company’s books and records that intentionally hides or disguises the nature of any transaction or of any liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•
the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in the Company’s books and records;

•	employees comply with the Company’s system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

The Company’s accounting records are also relied upon to produce reports for management, stockholders, and creditors, as well as for governmental agencies. These reports must provide full, fair, accurate, timely, and understandable disclosure and fairly present the Company’s financial condition and results of operations. Employees who collect, provide, or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that the financial disclosure is accurate and transparent and that the reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of the Company’s business and finances and the quality and integrity of the Company’s accounting and disclosures. In addition:

•
no employee may take or authorize any action that would cause the Company’s financial records or financial disclosure to fail to comply with generally accepted accounting principles, or other applicable laws, rules and regulations; and

•
all employees must cooperate fully with the Company’s accounting department and internal auditors, as well as the Company’s independent public accountants and legal counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records are accurate and complete.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor or the Company’s Chief Financial Officer.

QUESTIONS AND REPORTING OF VIOLATIONS

The Company desires to promote lawful and ethical behavior and compliance with this Code. It is the Company’s policy that employees, officers, and directors of the Company have open opportunities to bring to the attention of any supervisor or the Chief Financial Officer allegations of wrongdoing of any officer, director, or employee, including but not limited to violations of this Code, laws or regulations, any actions considered unsafe, and any unsound business practices that jeopardize the welfare and safety of employees or customers. Other allegations may include but are not limited to corruption, violations of this Code, bribery, acceptance of gifts beyond established limits, theft of Company property, misuse of Company property and facilities, or any activities that involves fraud or misconduct.

If you are aware of a suspected or actual violation of the Code or any laws and regulations, or any questionable conduct, by others, you have a responsibility to report it. Your most immediate resource for any matter related to questions regarding this Code or suspected violations of this Code or law is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Company’s Chief Executive Officer or Chief Financial Officer. The Company’s executive officers may report suspected violations directly to the Company’s Board of Directors. Whether you choose to speak with your supervisor or to one of the Company’s executive officers, you should do so without fear of any form of retaliation.

As an additional avenue of reporting suspected violations, attached to this Code is a reporting form which you may complete and submit to the Chief Financial Officer. Please be as detailed as possible in describing the event which you are reporting. Any report or allegation of a violation of applicable law or this Code need not be signed and may be sent anonymously. All reports of violations of this Code, including reports made anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner.

MATTERS REGARDING ACCOUNTING AND AUDITING

The audit committee of the Company’s Board of Directors has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, and auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters (the “Whistleblower Policy”). In addition to compliance with this Code, employees should be aware of the policies and procedures outlined in the Whistleblower Policy.

NO RETALIATION

It is the policy of the Company not to allow actual or threatened retaliation, harassment, or discrimination due to reports of misconduct by others made in good faith by employees. Employees are also required to cooperate in internal investigations of misconduct.

WAIVERS

If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should first discuss it with your supervisor, and if necessary, disclose it in writing to the Company’s Chief Financial Officer (or to the Audit Committee of the Board of Directors if you are a director or executive officer of the Company), who will make a determination first, whether a waiver of this Code is required and second, if required, whether a waiver will be granted. You may be required to agree to certain conditions before a waiver or a continuing waiver is granted. Any waiver of this Code for an executive officer or a director may be made only by the Board of Directors or the Audit Committee of the Board of Directors and will be disclosed to the extent required by applicable law, rule (including any rule of any applicable stock exchange), or regulation.

OTHER ITEMS

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

This Code does not vary or supersede the regular terms and conditions of any employee’s employment. This Code should not be construed as a contract of employment and does not change any person’s status as an at-will employee.

As a condition of continued employment with the Company, each employee must comply with the principles and policies set forth in this Code. Any employee who violates any of these policies will be subject to discipline. In some cases, that will include discharge for cause. In some cases, the Company may have a legal or moral obligation to call violations of these policies to the attention of appropriate enforcement authorities as, in some cases, violations of these policies are also a violation of the law.

This Code is subject to unilateral change by the Company at any time at the Company’s sole discretion. In the event of any changes or amendments, the changes or amendments will be provided to all employees. If there are interpretations of the policy of broad application to employees, those will also be appropriately distributed.
I have read and understand the Williams Controls’ Business Standards and Code of Conduct and agree to comply with them. I further agree to make every reasonable effort to familiarize myself with laws and regulations of government agencies which pertain to my business unit and area of responsibility in the Company.

___________________________     ____________________  _________
Printed Name        Signature    Date

___________________________     ____________________  _________
Manager’s Printed Name         Signature    Date

BUSINESS STANDARDS AND CODE OF CONDUCT VIOLATION
REPORTING FORM

It is Williams Controls, Inc.’s (the “Company”) policy that employees of the Company have open opportunities to bring to the attention of the Company any allegations of wrongdoing of officers, directors, or other employees including, by not limited to, violations of the Company’s Business Standards and Code of Conduct, laws or regulations, any actions considered unsafe or unsound business practices, or unsafe practices that jeopardize the welfare and safety of the Company’s employees or customers. Other allegations may include, but are not limited to: corruption, bribery, acceptance of gifts beyond established limits, theft of Company property, misuse of Company property and facilities, or any activity that involves fraud or misconduct.

All employees will be free from retaliation as a result of bringing forward allegations of wrongdoing or participating in an investigation of such allegations of wrongdoing.

NAME, TITLE, AND LOCATION OF INDIVIDUAL(S) INVOLVED:
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SUMMARY OF THE INCIDENT OR ALLEGATION BEING REPORTED::
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________________________________________________________________________
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Note: If additional space is needed, please attach another page.

NAME OF PERSON REPORTING: ___________________________________________
(May be left blank)

DATE OF REPORTING:  __________________________________________

SIGNATURE OF PERSON REPORTING: _________________________________
(May be left blank)